                                                                       EXHIBIT 8
                                                                       ---------

                 [Form of Opinion of Willkie Farr & Gallagher]


_________ __, 1998


CBL & Associates Properties, Inc.
One Park Place
6148 Lee Highway
Chattanooga, TN  37421-2931

Ladies and Gentlemen:

     You have requested our opinion as special tax counsel to CBL & Associates Properties, Inc. (the "Company") concerning certain of the federal income tax consequences in connection with the registration statement on Form S-3, No._____, filed with the securities and Exchange Commission, (which registration statement is hereinafter referred to as the "Registration Statement"). This opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters as set forth in the discussion of "Federal Income Tax Considerations" in the Registration Statement and upon the factual representations of the Company concerning its business and properties as set forth in the Registration Statement. In addition, this opinion is based on the particular representations made to us by the Company in a letter dated _____________, and on the particular representations made to us by Shumacker & Thompson, P.C., general counsel to the Company, in a letter dated __________. Both such letters are attached hereto as exhibits. To the extent that we have examined and relied upon original documents or copies thereof in rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies, and (iii) the genuineness of all signatures.

     Based on such facts, assumptions and representations and our review of the Registration Statement, the exhibits thereto, and such other documents and information as we believed appropriate, and subject to the qualifications stated in the next paragraph below, as of the date hereof, we are of the opinion that, for federal income tax purposes under current law, (1) commencing with the Company's taxable year ending December 31, 1993, the Company was organized and has operated in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), and the methods of operation of the Company, CBL & Associates Limited Partnership (the "Operating Partnership") and the property Partnerships, as described in the Registration Statement and in the Registration Statement on Form S-11, No. 33-67372, originally filed with the Securities and Exchange Commission on August 12, 1993, as subsequently amended (the "S-11 Registration"), and as represented by the Company will permit the Company to continue so to qualify for its current and subsequent taxable years,
(2) each of the Operating Partnership and the Property Partnerships, as described in the Registration Statement and in the S-11 Registration, will be classified as a partnership and not as (a) an association taxable as a corporation or (b) a "publicly traded partnership" within the meaning of Section 7704(b) of the Code, (3) the description of federal income tax matters and consequences described under "Federal Income Tax Considerations" in the Registration Statement is an accurate general summary in all material aspects of the information described therein, and (4) the conversion rights associated with interests in the Operating Partnership will not cause the Company to fail the diversity of ownership test of Section 856(a)(6) of the Code.

     These opinions are given as of the date hereof and are based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Registration Statement or representation letters referred to above may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depend upon the Company's ability to meet -- through actual annual operating and other results -- requirements under the Code, among other things, regarding distribution levels, the gross income and asset tests, and diversity of stock ownership. As Willkie Farr & Gallagher will not review annually whether the Company has fulfilled those requirements, no assurance can be given that the actual results of the Company's operation and other activities for any one or more taxable years will satisfy the tests necessary to qualify as or be taxed as a real estate investment trust under the Code.

     No opinion is expressed as to any matter not discussed herein.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and, specifically, to the use of our name under the caption "Federal Income Tax Considerations," and, generally, to the other references to this firm in the Registration Statement and the prospectus included therein.

                              Very truly yours,

                              WILLKIE FARR & GALLAGHER

Attachments:(1)     CBL & Associates Properties, Inc. letter dated _____________
                    to Willkie Farr & Gallagher
            (2)     Shumacker & Thompson, P.C. letter dated ________ to Willkie
                    Farr & Gallagher

                 [CBL & ASSOCIATES PROPERTIES, INC. LETTERHEAD]

__________ __, 1998

Willkie Farr & Gallagher
One Citicorp Center
153 East 53rd Street
New York, NY  10022-4677

Ladies and Gentlemen:

     CBL & Associates Properties, Inc. (the "Company"), a Delaware corporation, CBL & Associates Limited Partnership (the "Operating Partnership") and the Underwriters have requested your opinion with respect to certain federal income tax consequences in connection with the registration statement on Form S-3, No. _____, filed with the Securities and Exchange Commission on ________ __, 1998 (which registration statement is hereinafter referred to as the "Registration Statement"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Registration Statement.

     In connection with your opinion, the Company makes the following representations to you in its own capacity and its capacity as General Partner of the Operating Partnership.

1. From their respective dates of formation, the Company and each of its wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation ("CBL Holdings I"), CBL Holdings II, Inc., a Delaware corporation ("CBL Holdings II"), and CBL/North Haven Inc., a Connecticut corporation ("CBL/North Haven"), have operated and will continue to operate in accordance with Delaware and/or Connecticut law, their respective Certificates of Incorporation and their respective by-laws.

2. From each respective date of formation, (i) the Operating Partnership has operated, and will continue to operate, in accordance with Delaware law and the Partnership Agreement, and (ii) each of the Property Partnerships has operated, and will continue to operate, in accordance with its respective partnership agreement and law applicable thereto.

3. The Company did duly and timely make the election specified in Section 856(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code") to be a real estate investment trust under the Code with respect to its taxable year ending December 31, 1993, and adopted a calendar year accounting period.

4. The Company is managed by its directors, and beneficial ownership in the Company is evidenced by transferable shares.

5. The Company expects, and the Company will take all measures within its control to ensure, that at no time during the last half of any taxable year beginning after the 1993 calendar year will more than 50 percent in value of the Company's outstanding shares be owned, directly or indirectly, by or for five or fewer individuals for purposes of Section 856(a)(6). This expectation was true for all calendar years beginning after the 1993 calendar year.

6. The Company expects, and the Company will take all measures within its control to ensure, that at all times beginning after the 1993 calendar year, the beneficial ownership of the Company will be held by 100 or more persons. This expectation was true for all calendar years beginning after the 1993 calendar year.

7. The projections and analyses prepared by the Company and its sponsors and advisers and presented to you with respect to the Company's qualification under the income and asset tests set forth in Section 856 of the Code represent the Company's best estimate of the gross income derived by the Operating Partnership and the assets to be held by the Operating Partnership for the 1997 tax year.

8. The Company expects, and the Company will take all measures within its control to ensure, that at least 95 percent of the gross income derived by the Company (including through CBL Holdings I and CBL Holdings II) in any taxable year will consist of: (i) rents from real property derived by the Operating Partnership from rental of the Properties or properties acquired in the future, including rents attributable to personal property as described in representation
(17) below and including charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding for such purposes rents received from related parties as defined in Section 856(d)(2)(B) of the Code; (ii) interest on unsecured obligations and interest on obligations secured by mortgages on real property or on interests in real property; (iii) any gain realized on the sale of all or a portion of the Properties or properties acquired in the future; (iv) amounts held by the Operation Partnership in bank accounts or reserves; (v) interest and dividends from CBL & Associates Management, Inc. (the "Management Company"); and (vi) amounts described in Section 856(c)(2)(D)through (H) of the Code. The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

9. The Company expects, and the Company will take all measures within its control to ensure, that at least 75 percent of the gross income derived by the Company (including through CBL Holdings I and CBL Holdings II) in any taxable year will consist of: (i) amounts derived by the Operating Partnership from rental of the Properties or properties acquired in the future, including rents attributable to personal property as described in representation (17) below and including charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding for such purposes rents received from related parties as defined in Section 856(d)(2)(B) of the Code; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) any gain realized on the sale of all or a portion of the Properties or properties acquired in the future; and (iv) amounts described in Section 856(c)(3)(D) through (H) of the Code. The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

10. The Company expects, and it will take all measures within its control to ensure, that no amount received or accrued, directly or indirectly, by the Company as interest is dependent in whole or in part on the income or profits derived by any person, except amounts based on a fixed percentage or percentages of receipts or sales and amounts received from a debtor which derives substantially all of its gross income with respect to such property from subleasing attributable to qualified rentals. The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

11. The Company expects, and it will take all measures within its control to ensure, that no amount received or accrued, directly or indirectly, by the Company as interest on obligations secured by mortgages on real property are or will be dependent in whole or in part on the income or profits derived by any person (including amounts received or accrued by the debtor the determination of which depends in whole or in part on the income or profits of any person), except amounts based on a fixed percentage or percentages of receipts or sales and amounts received from a debtor which derives substantially all of its gross income with respect to such property from subleasing attributable to qualified rentals. The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

12. The Company currently derives, expects to derive and will take all measures within its control to ensure that it derives amounts with respect to interest on obligations secured by mortgages on real property only where the loan value of the real property is equal to or exceeds the amount of the loan, so that the entire amount of interest earned is apportioned to the real property. This representation was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

13. As of the close of the third taxable year following the taxable year in which the Company acquires any foreclosure property (as defined in the Code), or within such period as the Company may obtain by extension, the Company will sell such foreclosure property or will take such actions as are necessary to ensure that income derived or accrued from such foreclosure property will qualify for the REIT income and asset tests.

Specifically, the Company will not: (i) enter into any lease which will result in the receipt or accrual by the Company of any income that will not qualify under the gross income tests; (ii) cause construction to take place on such property unless such construction involves completion of a building or improvement where more than 10 percent of the construction of such building or improvement was completed before default became imminent; and (iii) within 90 days of acquisition of such property, use such property in a trade or business conducted by the Company, other than through an independent contractor from whom the Company derives no income. For the period beginning October 26, 1993 and ending on the date hereof, the Company did not acquire, hold or sell any foreclosure property.

14. Prior to January 1, 1998, the Company took all measures within its control to ensure, that in any taxable year less than 30 percent of the gross income of the Company will be derived from the sale or other disposition of:
(i) stock or securities held for less than one year; (ii) property in a transaction which is a prohibited transaction, as defined in the Code; and (iii) real property (including interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted within the meaning of Section 1033 of the Code and property which is foreclosure property within the definition of Section 856(e) of the Code. This representation was satisfied during the period beginning October 26, 1993 and ending on December 31, 1997.

15. No amounts received or accrued, directly or indirectly, by the Company or the Operating Partnership with respect to any real or personal property have been, are, or will be, dependent in whole or in part on the income or profits derived by any person from such property within the meaning of Section 856(e)(2) of the Code, except for percentage rentals permitted under Sections 856(d)(2)(A) and 856(d)(6) of the Code and those amounts described in the "income tests" results provided to you by the Company in the enclosures to a letter from the Company dated ______, 1998.

16. The Company has no knowledge of any amounts received or accrued by the Company or the Operating Partnership as rent or otherwise pursuant to any lease or other arrangement with respect to any real or personal property which are derived from a tenant which receives or accrues, directly or indirectly, from subtenants any amount the determination of which depends in whole or in part on the income or profits derived by any person from such property within the meaning of Section 856(d)(4) of the Code, except for qualified rentals permitted under Section 856(d)(6).

17. With the exception of those amounts described in the "income tests" results provided to you by the Company in the enclosures to a letter from the Company dated ______, 1998, any amounts received by the Company or the Operating Partnership that are attributable to personal property leased under or in connection with a lease of the company's real property have not exceeded, do not and will not exceed 15 percent of the total rent for any taxable year attributable to both the real and personal property leased under or in connection with such leases, within the meaning of Section 856(d)(1)(C) of the Code. Any amounts received by the Company or the Operating Partnership attributable to personal property that is leased with real property have been, are currently and will continue to be an incidental amount of the total rents received or accrued with respect to such real property determined at the time the personal property is placed in service, within the meaning of Section 512(b)(3) of the Code. All kiosks are owned outright by the respective tenants. Amounts derived from the rental of certain pushcarts have been described in the "income tests" results provided to you by the Company in the enclosures to a letter from the Company dated ______, 1998.

18. All of the activities and services that the Company, the Operating Partnership, the Property Partnerships or the Management Company engage in or intend to engage in are those that are ordinary, necessary and usual to the operation and management of the Company's, Operating Partnership's and the Property Partnerships' rental properties. These activities and services include only those customarily furnished or rendered in connection with the rental of real property in the geographic areas in which the Company, Operating Partnership and Property Partnerships rent property, including those properties acquired by the Company, Operating Partnership and Property Partnerships in the future. Services that constitute personal services rendered to particular tenants are provided, and will be provided in the future, other than by the Management Company and by third party independent contractors, as defined in
Section 856(d)(3) of the Code, from whom the Company does not derive or receive any income within the meaning of Section 856(d)(2)(C) of the Code.

     Specifically, no activity or service is performed by or on behalf of the Company, the Operating Partnership, any Property Partnership or the Management Company other than those that to our knowledge as of the date hereof, are of the type customarily furnished or rendered in connection with the rental of real property in the geographic areas in which the Company, Operating Partnership and Property Partnerships rent property.

19. With the exception of certain amounts derived from current leases with tenants that have been described in the "income tests" results provided to you by the Company in the enclosures to a letter from the Company dated ________, 1998, the Company will not receive or accrue, directly or indirectly, any amount from a "Related Party Tenant," defined as follows: (i) if a corporation, one in which the Company owns stock possessing 10 percent or more of the total combined voting power of all voting classes or 10 percent or more of the total number of shares, or (ii) if not a corporation, a person in which the Company owns an interest of 10 percent or more in the assets or net profits. For purposes of this representation, ownership will be determined by taking into account the attribution rules of Section 318 of the Code (as modified by Section 856(d)(5) of the Code).

20. The Company expects, and the Company will take all measures within its control to ensure, that at least 75 percent of the total value of the assets of the Operating Partnership will at all times consist of real estate assets within the meaning of Section 856(c)(5) of the Code, cash and cash items (including receivables) and government securities, and not more than 25 percent of the value of its assets will be represented by securities (other than government securities). The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

21. The Company hereby represents that the value of the stock in the Management Company held by the Operating Partnership is not greater than $5,000,000 as of the date hereof. Thus, the Company believes that the value of its proportionate share of the Operating Partnership's ownership of 100 percent of the Management Company's nonvoting preferred stock and five percent of the Management Company's voting common stock will be substantially less than the permitted five percent of the value of the Company's total assets.

22. The Operating Partnership has been and will be operated in accordance with the terms and provisions of the Operating Partnership Agreement. Further, each of the Property Partnerships has been and will be operated in accordance with the terms and provisions of its Property Partnership Agreement. The Operating Partnership Agreement and the Property Partnership Agreements have been duly executed and the Certificates of Limited Partnership of the Operating Partnership and the Property Partnerships and all amendments thereto have been duly executed and filed. None of the above-described Partnerships has more than 500 limited partners directly (or indirectly through partnerships, grantor trusts, or S corporations which are limited partners in such Partnerships) and not more than 10 percent of the total interests, capital or profits of any such Partnership has been or will be transferred in any taxable year by such limited partners (other than in private transfers as defined in Proposed Treasury Regulation Section 1.7704-1(d)).

23. The Operating Partnership has not owned as of the date hereof and will hereafter take all measures within its control not to own securities in any one issuer, including the Management Company, having an aggregate value in excess of five percent of the value of the total assets of the Operating Partnership as determined in accordance with Treas. Regs. (S) 1.856-2(d)(2).

24. The Company owns all of the outstanding stock of each of CBL Holdings I, CBL Holdings II and CBL/North Haven and has owned all such stock of CBL Holdings I, CBL Holdings II and CBL/North Haven since they were incorporated. Other than shares of the

Management Company held through the Operating Partnership, the Company does not presently own shares in any other corporation, either directly, through a partnership or through some other arrangement. In addition, CBL Holdings I, CBL Holdings II and CBL/North Haven do not own stock in any other corporation, either directly, through a partnership or through some other arrangement. The Company, CBL Holdings I, CBL Holdings II and CBL/North Haven have never, either collectively or individually, owned more than ten percent (10%) of the voting securities of another corporation and have never had more than five percent (5%) of their combined aggregate assets invested in shares of another corporation.

25. The Operating Partnership does not and will not own any securities of the Management Company other than as described in the Registration Statement and will not own securities in any other issuer representing in excess of 10 percent of the outstanding voting securities of such issuer. In particular, the Operating Partnership's ownership of 100 percent of the Management Company's nonvoting preferred stock and five percent of the Management Company's voting common stock will not exceed a 10 percent voting interest.

26. The Operating Partnership will at all times hold the Properties (and all other assets of the Operating Partnership) for investment purposes and not as
(i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Operating Partnership.

27. The Company's real estate activities that involve property being held for sale in the ordinary course of business so as to qualify as a "prohibited transaction" pursuant to Section 857(b)(6) of the Code will be conducted solely through the Management Company.

28. The Company expects, and the Company will take all measures within its control, to make timely distributions sufficient to satisfy the annual distribution requirements of Sections 857 and 4981 of the Code. The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

29. The Company will exercise ordinary business care and prudence in attempting to comply with the 75 percent and 95 percent tests at the time of each transaction entered into by the Company.

30. The Company has as of the date hereof and will continue to revalue its assets at the end of each quarter in which stock or other property is acquired and will eliminate within 30 days after the end of such quarter any discrepancy between the Code requirements and the value of its investments attributable in whole or in part to an acquisition during such quarter.

31. The Company will mail to its shareholders by January 30 of each year demands for written statements from its shareholders of record relating to the previous taxable year and disclosing the actual owners of Company shares in the following circumstances: (i) if the Company has between 201 and 2,000 shareholders of record of its shares on any dividend record date, demands shall be made from each record holder of one percent or more of its stock; and (ii) if the Company has more than 2,000 shareholders of record on any dividend record date, demands shall be made from each record holder of five percent or more of its shares. Such written statements will be mailed certified, return receipt requested, in the U.S. mail; copies of such statements and U.S. postal receipts showing the mailing date will be kept available for inspection in the internal revenue district in which the Company is required to file its tax return, will be maintained permanently, and will show the maximum number of shares actually or constructively owned by each of the actual owners of any of its shares at any time during the last half of the Company's taxable year.

     Further, the written statements will inform the shareholder that if it fails to supply the Company with the required information, it will be under a duty to submit at the time its tax return is filed information relating to the actual owner of REIT shares as follows: (i) in the case of any person holding shares of stock in any REIT who is not the actual owner of such stock, the name and address of each actual owner, the number of shares owned by each actual owner at any time during such person's taxable year, and the amount of dividends belonging to each actual owner; or (ii) in the case of an actual owner of shares of stock in any REIT, (a) the name and address of each such REIT, the number of shares actually owned by it at any and all times during its taxable year, and the amount of dividends from each such REIT received during such shareholder's taxable year, (b) if shares of any REIT were acquired or disposed of during such person's taxable year, the name and address of the REIT, the number of shares acquired or disposed of, the dates of acquisition or disposition, and the names and addresses of the persons from whom such shares were acquired or to whom they were transferred, (c) if any shares of REIT stock are also owned by any member of such person's family or by any of its partners, the name and address of the REIT, the name and address of such family member or partner and the number of shares owned by each such family member or partner at any and all times during such person's taxable year, and (d) the name and address of any corporation, partnership, association, or trust in which such person had a beneficial interest of 10 percent or more at any time during its taxable year.

     The Company mailed these shareholder demand letters relating to taxable years 1995, 1996 and 1997 by January 30 of each respective subsequent year.

     The Company has maintained, as required by Treasury Regulations, a permanent record of all persons failing or refusing to comply in whole or in part with the Company's demand for the statements relating to actual ownership.

32. Representations herein as to the Properties will also be true with respect to properties acquired by the Operating Partnership after the date hereof.
                         Sincerely yours,


                         CBL & ASSOCIATES PROPERTIES, INC.

                         By:
                             ---------------------------------

                         Title:
                                ------------------------------

                       [SHUMACKER & THOMPSON LETTERHEAD]


___________ __, 1998



Willkie Farr & Gallagher
One Citicorp Center
153 East 53rd Street
New York, NY  10022-4677

Re:  CBL REIT -- Shelf Registration
     Due Diligence Opinion Letter
     ----------------------------

Ladies and Gentlemen:

     CBL & Associates Properties, Inc. (the "Company"), a Delaware corporation, CBL & Associates Limited Partnership (the "Operating Partnership") and the Underwriters have requested the opinion of Willkie Farr & Gallagher ("WF&G") with respect to certain federal income tax consequences in connection with the registration statement on Form S-3, No. ________, filed with the Securities and Exchange Commission on ________ __, 1998 (which registration statement is hereinafter referred to as the "Registration Statement"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Registration Statement.

     In connection with WF&G's opinion, which we understand will rely in part upon this letter, Shumacker & Thompson, P.C. ("S&T"), general counsel to the Company and the Operating Partnership, makes the following statements to you, which are true as of the date hereof.

1. As part of the joint efforts of S&T and WF&G relating to certain due diligence with respect to the formation of the Company and its initial and continued qualification as a real estate investment trust ("REIT") under Code
Section 856 et seq., S&T and WF&G jointly created a REIT Sensitive Lease Review
            -- ----
Form (a copy of which is attached hereto as Exhibit "A" and made a part hereof, the "Lease Review Form"). S&T has reviewed substantially all of the leases that to its knowledge are executed as to projects, any portion of which through partnership interest transfers or transfer of assets, have become a part of the Operating Partnership, including all leases and lease amendments entered into on or after October 27, 1993 by the Company. These reviews have been done with strict reference to the Lease Review Form and any material deviations in said leases from the standard lease form for the particular project have been noted on the Lease Review Form for the particular lease in question. As the lease reviews have been completed on each respective project, S&T has summarized its findings in a Project

Report Form. As of the date hereof, S&T has delivered to WF&G a Project Report Form (attached hereto as Exhibit "B") on each project involving new leases, lease amendments or modifications in any of the Company's projects since October 27, 1993. WF&G has reviewed the Project Report forms that S&T has provided. As of the date hereof, S&T has responded to all inquiries it has received by WF&G as to the Lease Review Forms and Project Report Forms.

2. All subleases and lease assignments entered into on or after October 27, 1993 by the Company have been identified to you and the amounts involved under the pertinent leases correctly described to you.

3. All leases entered into on or after October 27, 1993 by the Company with persons whose ownership of the tenant may be attributed to the Company have been identified to you and the amounts involved under the pertinent leases correctly described to you.

4.  All kiosks are owned outright by the respective tenants.

5. All pushcarts have been identified to you and the amounts involved under the pertinent leases correctly described to you.

6. No separately stated fees for parking by tenants or customers of the tenants are charged at any project.

7. With the exception of those amounts described in the "income tests" results provided to you by the Company in the enclosures to a letter from the Company dated _________, all waivers requested by WF&G in connection with certain percentage rent clauses have been obtained and are valid and binding amendments of such leases.

8. The Company has had since October 27, 1993 no interest in stock or securities in other issuers or ownership interests in more than incidental personal property, other than partnership interests in partnerships owning real estate.

9. In our opinion, and based upon our review of the documents provided by the Company evidencing the purchase money debt obligations owed by third parties, known as the "Mortgages" (as defined in the Registration Statement), which are held by the Company and its subsidiaries in respect of the Properties and which are, according to the Company's accounting office as of the date hereof, in the approximately outstanding aggregate principal amount of $__________, are properly treated as debt obligations for federal income tax purposes, and they are fully secured by enforceable mortgage on the real property comprising the projects encumbered thereby.

10. All written materials furnished by us to you as part of our review of the leases and other matters relating to the income, assets and operations of the properties in which the Company has an interest are true, accurate and compete and do not omit any information material to such review.

                               Sincerely yours,


                               SHUMACKER & THOMPSON, P.C.

                               By:
                                  -----------------------

                               Title:
                                     --------------------



                                       3